Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY COMPLETES MAJOR MILESTONES, UPDATES 2005 EARNINGS GUIDANCE

Company completes transfer of the Union and Gila River projects and completes major step in debt refinancing and 2007 debt reduction plan

Tampa, Fla. (June 8, 2005) — TECO Energy, Inc. (NYSE: TE) has completed a major step in its exit from the merchant power business by transferring the Union and Gila River projects to the lending group and has taken additional steps in its debt redemption and refinancing plan. In late May, the company issued $200 million of lower interest rate notes that, together with cash on hand, are being used to retire $380 million of higher-cost debt, and yesterday the company completed the sale of $100 million of floating rate notes. The company considers this second issuance to be a shorter-term supplement to the $200 million issuance that will provide additional flexibility in the execution of its debt redemption and financing plan, and provide a backstop to its synfuel / oil price hedge plans.

In addition to these accomplishments, and to reflect other positive achievements this year, the company also is updating its 2005 earnings guidance.

TECO Energy Chairman and CEO Sherrill W. Hudson said, “These achievements are the culmination of many months of effort by many of our people, and I’m proud of the work they’ve done to get us to this turning point. The transfer of the Union and Gila River power plants is one of the last steps in closing the merchant power chapter of TECO Energy’s story, and the retirement of the high-cost debt improves both our earnings and our balance sheet. The success of our recent note offerings to facilitate our debt redemption and refinancing is a good indication that investors recognize the progress that TECO Energy has made and they see the value of our business strategy, which is focused on our five core businesses.”

Union and Gila River Project Transfer – On June 1, a TECO Energy subsidiary completed the sale and transfer of its ownership interest in the Union and Gila River project entities (and the associated project debt) to the lending group. This action completes a process first announced in December 2003. At the time of the transfer, TECO Energy made the previously announced $31.8 million payment, including $1.8 million reimbursement of legal fees of two non-consenting lenders, in exchange for releases from the lenders and the project entities. The projects have reimbursed TECO Energy $0.4 million associated with transition services provided by the company. With the transfer complete, the company expects that a non-cash after-tax gain, net of operating losses, in the range of $75 million to $85 million, will be reflected in discontinued operations in the second quarter. The non-cash gain that will result from the

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transfer of the Union and Gila River projects represents the projects’ accumulated non-cash losses that have been reflected in results from discontinued operations since December 2003.

Debt Refinancing – On May 26, the company completed an institutional private placement of a new series of ten-year notes. The notes were issued at par in an aggregate principal amount of $200 million and bear interest at a rate of 6.75% per year. The offering produced net proceeds to the company of approximately $198.2 million, after deducting the initial purchasers’ discount and estimated offering expenses.

The 6.75% notes were issued as part of the company’s debt redemption and refinancing plan. As part of this plan, the company is using the net proceeds of the 6.75% notes offering, in the short-term, together with cash on hand, to redeem in full the $380 million aggregate principal amount outstanding of the TECO Energy 10.5% notes due 2007. Thereafter, the company plans to use cash generated to call and retire in late 2005 and early 2006 the $200 million aggregate stated liquidation amount outstanding of the 8.5% trust preferred securities of TECO Capital Trust I. The company plans to do this as cash becomes available in 2005 and 2006, and as the synfuel-related cash it expects to generate in 2006 and 2007 becomes more certain. In addition to the early retirement of the $380 million of 10.5% notes due in 2007, the ultimate effect of these transactions will be a refinancing of the 8.5% trust preferred securities with the new 6.75% ten-year notes. Although the company’s current intent is to call and retire the 8.5% trust preferred securities, there is no requirement to do so.

The $100 million principal amount of floating rate notes due in 2010, sold yesterday through an institutional private placement, bear interest at a rate of LIBOR plus 200 basis points. After deducting the initial purchasers’ discount and estimated offering expenses, the aggregate net proceeds to the company were approximately $99.1 million.

Executive Vice President Finance and CFO Gordon Gillette said, “The early retirement of the high-cost debt improves our balance sheet, results in improved financial coverage ratios and reduces interest expense, which helps earnings. The planned retirement of the 8.5% debt later this year and early next year will further improve earnings and coverage ratios.”

The company expects to record an after-tax charge in continuing operations of approximately $46 million, or $0.22 per share, for debt extinguishment related to the redemption of the $380 million of 10.5% notes in the second quarter of 2005. The charge on a pretax basis is expected to be approximately $75 million and will include approximately $57 million for the expected redemption premium and a non-cash charge of $18 million related to the remaining unamortized debt premium and issue costs. This charge is expected to be more than offset by the gain in discontinued operations associated with the final transfer of the Union and Gila River power stations discussed above. The company would also incur additional small non-cash charges for debt redemption when the trust preferred securities are called and retired.

Early Debt Redemption – On May 26, the company instructed the Trustee, The Bank of New York, to give notice for the early redemption on June 27, 2005 of all of the $380 million of the 10.5% TECO Energy notes due in 2007. The notes are redeemable at a price expected to be equal to the sum of the present values of the remaining scheduled payments of principal and interest, discounted at a rate equal to an average corresponding treasury security yield plus 0.5%, plus accrued and unpaid interest to the redemption date.

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Updated Guidance – TECO Energy is updating its guidance for full-year earnings-per-share from continuing operations, excluding charges or gains, from the previous range of $0.95 to $1.05 per share to a new range of $1.05 to $ 1.15 per share. The company expects to update its cash flow forecast for investors at the time it announces second quarter results.

In addition to positive first quarter results, the higher earnings forecast is based on lower interest expense at the TECO Energy parent level due to the redemption of all of the $380 million of TECO Energy 10.5% notes at the end of June, and the improved performance expected at TECO Coal. Revised expectation for the coal company reflect higher than expected Section 29 tax credit rates following the true-up for 2004 actual inflation and the agreement to allocate an additional 8% of the benefits of ownership in its synfuel production facilities to the current third-party owners for the first half of 2005, which increases earnings and cash flow and reduces the number of tons produced at an operating loss to TECO Coal’s account.

This forecast includes the effects of mild winter and spring weather on Tampa Electric and assumes average weather conditions for the remainder of the year. The forecast also assumes continued good performance from Peoples Gas, TECO Guatemala and TECO Transport. The forecast assumes that there is no reduction in the Section 29 tax credits related to synfuel production due to high oil prices in 2005. For 2005, TECO Coal hedged approximately 35% of the cash flow benefits with financial instruments that strike beginning at NYMEX oil prices of $56 to $62 per barrel. NYMEX oil prices would have to exceed $62 per barrel for the remainder of 2005 to reach the trigger price that would reduce the tax credit for that year.

Synfuel Oil Price Risk Hedging – TECO Energy is seeking to protect the cash benefits of TECO Coal’s synfuel production activities from high oil prices through the use of financial instruments, as market conditions permit, to hedge approximately half of the total annual cash benefit for 2006 and 2007.

CFO Gordon Gillette noted, “We are positioning the company to have adequate cash to pay off all of the 2007 parent maturities, as evidenced by our recent actions and plans, and our hedging plan is driven by this goal. During the 2006 through 2007 period, the company is targeting to exceed its announced target liquidity levels through cash on hand and unused bank credit facilities including the proceeds from the $100 million five-year notes transaction completed yesterday.”

In the current oil price environment, the company believes the most cost effective strategy will be to protect the “back end,” or highest portion of the tax credit phase-out at NYMEX oil prices roughly between $65 and $72 per barrel, in the event of a complete loss of the tax credit, and continue to bear the risk of the “front end” or the initial loss of the tax credits on the lower end of the oil price curve.

TECO Coal has hedged approximately 10% of the 2006 cash flow benefits that it plans to protect against high oil prices with instruments that strike at NYMEX prices of $65 per barrel, and seeks to hedge additional amounts as market conditions permit.

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Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted earnings results and plans for debt retirement and for oil price hedging are based on the company’s current expectations, as described above. Additional factors that could impact actual results include: any adverse outcome in the previously disclosed litigation; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil price increases that could reduce or eliminate Section 29 tax credits, which would reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting energy sales and operating costs at Tampa Electric and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Investment Considerations” filed as exhibit 99.4 to the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2005.

CONTACT:	News Media: Ross Banister	813.228.4945
	Investor Relations: Mark Kane	813.228.1772
	Internet: www.tecoenergy.com

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